HEALTHWATCH, INC.

               EXHIBIT 11 - COMPUTATION OF INCOME (LOSS) PER SHARE

                             JUNE 30, 1996 AND 1995


                                                               1996           1995
                                                           -----------    -----------
Loss from continuing operations                            $(1,976,713)   $(1,830,454)
Extraordinary item                                               7,974         61,603
                                                           -----------    -----------

    Net loss                                               $(1,968,739)   $(1,768,851)
                                                           ===========    ===========

Weighted average shares outstanding before
  exercise of stock options and warrants and repurchases     1,075,666        402,310

Increase in weighted average shares outstanding due
  to exercise of stock options and warrants                     99,768           --

Decrease in weighted average shares outstanding due
  to repurchase under treasury stock method                       --             --   *
                                                           -----------    -----------

    Total weighted average shares outstanding                1,175,434        402,310
                                                           ===========    ===========

Income (loss) per share:
      Continuing operations                                $     (1.68)   $     (4.55)
      Extraordinary items                                          .01            .15
                                                           -----------    -----------

          Net loss per share                               $     (1.67)   $     (4.40)
                                                           ===========    ===========



*  Not included in calculation as effect would be anti-dilutive.